Exhibit 99.1

May 24, 2022

InterDigital Announces Proposed Private Offering of $350 Million of Senior Convertible Notes

WILMINGTON, Del., May 24, 2022 (GLOBE NEWSWIRE) — InterDigital, Inc. (“InterDigital”) (Nasdaq:IDCC) announced that it intends to offer, subject to market and other conditions, $350 million aggregate principal amount of Senior Convertible Notes due 2027 in a private offering. The notes will be offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Act”). InterDigital also expects to grant to the initial purchasers of the notes a 13-day option to purchase up to an additional $52.5 million aggregate principal amount of notes.

The notes will pay interest semi-annually in cash on June 1 and December 1 and will mature on June 1, 2027. Prior to March 1, 2027, the notes will be convertible only upon the occurrence of certain events and during certain periods, and thereafter, at any time until the second scheduled trading day preceding the maturity date. Upon conversion of the notes, InterDigital will pay cash up to the aggregate principal amount of the notes to be converted, and will pay or deliver, as the case may be, cash, shares of InterDigital’s common stock or a combination thereof, at InterDigital’s election, for any conversion obligation in excess of the aggregate principal amount being converted. The notes are expected to be redeemable by InterDigital on or after June 5, 2025 if certain conditions are satisfied.

InterDigital expects to use a portion of the net proceeds from the offering of the notes, and the proceeds from the sale of the warrants described below, to fund the cost of the convertible note hedge transactions described below. The remaining net proceeds from the offering of the notes are expected to be used for the repurchase of a portion of InterDigital’s existing 2.00% senior convertible notes due 2024 (the “2024 notes”) in privately negotiated transactions concurrently with the offering of the notes, the repurchase of up to $100 million of shares of InterDigital common stock from institutional investors consistent with its recently announced $100 million increase to its authorized repurchase program through one of the initial purchasers or its affiliate, as InterDigital’s agent, concurrently with the pricing of the offering of the notes, and for general corporate purposes, which may include, among other things, the repurchase, redemption or other retirement of any remaining 2024 notes.

In connection with the pricing of the notes, InterDigital expects to enter into one or more privately negotiated convertible note hedge transactions with certain financial institutions, which may include one or more of the initial purchasers of the notes or their affiliates (the “hedge counterparties”). The convertible note hedge transactions collectively are expected to cover, subject to customary anti-dilution adjustments, the aggregate number of shares of InterDigital common stock that will initially underlie the notes. InterDigital also expects to enter into one or more privately negotiated warrant transactions with the hedge counterparties whereby InterDigital will sell to the hedge counterparties warrants relating to the same number of shares of InterDigital common stock, with such number of shares subject to customary anti-dilution adjustments. In addition, if the initial purchasers exercise their option to purchase additional notes, InterDigital expects to enter into one or more additional warrant transactions and to use a portion of the proceeds from the sale of the additional notes and warrant transactions to enter into additional convertible note hedge transactions. The convertible note hedge transactions are expected to reduce the potential dilution with respect to InterDigital common stock and/or offset any potential cash payments InterDigital is required to make in excess of the principal amount of converted notes, as the case may be, upon any conversion of the notes in the event that the market price per share of InterDigital common stock exceeds the strike price of the convertible note hedge transactions. However, the warrant transactions will have a dilutive effect to the extent that the market price per share of InterDigital common stock exceeds the applicable strike price of the warrants on any expiration date of the warrants.

In connection with the contemplated repurchase of the 2024 notes, InterDigital expects to enter into agreements with the dealers party to certain convertible note hedge transactions related to such 2024 notes (the “Existing Note Hedges”) to unwind a corresponding portion of the Existing Note Hedges. InterDigital also expects to enter into agreements with such dealer counterparties to unwind certain warrant transactions sold at the time of issuance of the 2024 notes (the “Existing Warrants”).

In connection with establishing their initial hedge of the convertible note hedge transactions and warrant transactions and concurrently with, or shortly after, the pricing of the notes, the hedge counterparties and/or their affiliates expect to purchase InterDigital common stock in open market transactions and/or privately negotiated transactions and/or enter into various cash-settled derivative transactions with respect to InterDigital common stock concurrently with, or shortly after, the pricing of the notes. In connection with the unwind of the Existing Note Hedges and the Existing Warrants, InterDigital expects the counterparties thereto and/or their affiliates may reduce their existing hedge positions, which may partially offset the purchases or cash-settled derivatives transactions described in the foregoing sentence. In addition, the hedge counterparties and/or their affiliates may modify their hedge positions following the pricing of the notes by entering into or unwinding various derivative transactions with respect to InterDigital common stock and/or by purchasing or selling InterDigital common stock in open market transactions and/or privately negotiated transactions following the pricing of the notes from time to time (and are likely to do so during any conversion period related to a conversion of notes). Any of these hedging activities could also increase (or reduce the size of any decrease in) the market price of InterDigital common stock.

The notes and the shares of InterDigital common stock issuable upon conversion, if any, have not been registered under the Act or applicable state securities laws and may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Act and applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About InterDigital®

InterDigital develops mobile and video technologies that are at the core of devices, networks, and services worldwide. We solve many of the industry’s most critical and complex technical challenges, inventing solutions for more efficient broadband networks, better video delivery, and richer multimedia experiences years ahead of market deployment. InterDigital has licenses and strategic relationships with many of the world’s leading wireless companies. Founded in 1972, InterDigital is listed on NASDAQ.

InterDigital is a registered trademark of InterDigital, Inc.

CONTACT:    investor.relations@interdigital.com

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